Exhibit 4.8

DESCRIPTION OF CAPITAL STOCK
General
The charter of Arbor Realty Trust, Inc. (the “Company,” “we,” “us,” or “our”), provides that we may issue up to 500,000,000 shares of common stock, $0.01 par value per share, and up to 100,000,000 shares of preferred stock, $0.01 par value per share.
Common Stock
Subject to the preferential rights of any other class or series of stock, including our preferred stock, and to the provisions of the charter regarding the restrictions on transfer and ownership of stock, holders of shares of our common stock are entitled to receive dividends on such stock when, as and if authorized by our board of directors out of funds legally available therefor and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our company, including the preferential rights on dissolution of any class or series of preferred stock.
Subject to the provisions of our charter regarding the restrictions on transfer and ownership of stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to the vote of stockholders, including the election of directors. There is no cumulative voting in the election of our board of directors, which means that the holders of outstanding shares of our common stock entitled to cast a majority of the votes in the election of directors can elect all of the directors then standing for election and the holders of the remaining shares of our common stock may not be able to elect any directors.
Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of the charter regarding the restrictions on transfer and ownership of stock, shares of our common stock have equal dividend, liquidation and other rights.
Under Maryland General Corporation Law (the “MGCL”), a Maryland corporation generally cannot dissolve, amend its charter, merge or consolidate with another entity, convert, sell all or substantially all of its assets or engage in a statutory share exchange unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Subject to the voting rights of any other class or series of our stock, including our preferred stock, our charter provides for approval of these matters, except with respect to certain charter amendments relating to the classification and removal of our directors and the vote required to amend such provisions (which must be approved by the affirmative vote of two-thirds of all the votes entitled to be cast on the amendment), by an affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on the matter.
Our charter authorizes our board of directors to amend our charter to increase the number of authorized shares of common stock, to authorize us to issue additional authorized but unissued shares of our common stock, to reclassify any unissued shares of our common stock into other classes or series of stock and to establish the number of shares in each class or series and to set or change, subject to the restrictions on transfer and ownership of stock contained in our charter and the terms of any outstanding class or series of stock, including our preferred stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series without stockholder approval.

Preferred Stock
Our board of directors may authorize the issuance of preferred stock in one or more classes or series and may determine, with respect to any such class or series, the powers, preferences and rights of such class or series, and its qualifications, limitations and restrictions, including, without limitation:
• the number of shares to constitute such class or series and the designations thereof;
• the voting power, if any, of holders of shares of such class or series and, if voting power is limited, the circumstances under which such holders may be entitled to vote;
•the rate of dividends, if any, and the extent of further participation in dividends, if any, and whether dividends shall be cumulative or non-cumulative;
•whether or not such class or series will be redeemable, and, if so, the terms and conditions upon which shares of such class or series will be redeemable;
• the extent, if any, to which such class or series will have the benefit of any sinking fund provision for the redemption or purchase of shares;
•the rights, if any, of such class or series, in the event of the dissolution of the corporation, or upon any distribution of the assets of the corporation; and
•whether or not the shares of such class or series will be convertible, and, if so, the terms and conditions upon which shares of such class or series will be convertible.
You should refer to the articles supplementary and prospectus supplement relating to the class or series of preferred stock being offered for the specific terms of that class or series, including:
• the title or designation of the class or series and the number of shares in the class or series;
• the price at which the preferred stock will be offered;
•the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;
•the voting rights, if any, of the holders of shares of the preferred stock being offered;
• the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;
•the liquidation preference per share;
•the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock, including the conversion price, or the manner of calculating the conversion price, and the conversion period;
•the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;
•any listing of the preferred stock being offered on any securities exchange;

•whether interests in the shares of the class or series will be represented by depositary shares;
• a discussion of any material U.S. federal income tax considerations applicable to the preferred stock being offered;
•the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;
•any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the class or series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and
•any additional rights, preferences, qualifications, limitations and restrictions of the class or series.
Upon issuance, the shares of preferred stock will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds. Holders of preferred stock will not have any preemptive rights.
Preferred Stock Dividend Rights
Holders of preferred stock will be entitled to receive, when, as and if authorized by the board of directors out of funds legally available therefor and declared by us, dividends in additional shares of preferred stock or cash dividends at the rates and on the dates set forth in the related articles supplementary and prospectus supplement. Dividend rates may be fixed or variable or both. Different classes or series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. Each dividend will be payable to the holders of record as they appear on our stock books on record dates determined by the board of directors. Dividends on preferred stock may be cumulative or noncumulative, as specified in the related articles supplementary and prospectus supplement. If the board of directors fails to authorize or we fail to declare a dividend on any preferred stock for which dividends are noncumulative, then the right to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not dividends are declared for any future dividend period.
No full dividends will be declared or paid on any preferred stock unless full dividends for the dividend period commencing after the immediately preceding dividend payment date and any cumulative dividends still owing have been or contemporaneously are declared and paid on all other classes or series of preferred stock which have the same rank as, or rank senior to, that class or series of preferred stock.
When those dividends are not paid in full, dividends will be declared pro rata, so that the amount of dividends declared per share on that class or series of preferred stock and on each other class or series of preferred stock having the same rank as that class or series of preferred stock will bear the same ratio to each other that accrued dividends per share on that class or series of preferred stock and the other classes or series of preferred stock bear to each other. In addition, generally, unless full dividends including any cumulative dividends still owing on all outstanding shares of any class or series of preferred stock have been paid, no dividends will be declared or paid on the common stock and generally we may not redeem or purchase any common stock. No interest will be paid in connection with any dividend payment or payments which may be in arrears.
Unless otherwise set forth in the related articles supplementary and prospectus supplement, the dividends payable for each dividend period will be computed by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period less than a full month, the actual number of days elapsed in the period.

Preferred Stock Rights Upon Liquidation
If we liquidate, dissolve or wind up our affairs, either voluntarily or involuntarily, the holders of each class and series of preferred stock will be entitled to receive liquidating distributions in the amount set forth in the articles supplementary and prospectus supplement relating to the class or series of preferred stock. If the amounts payable with respect to preferred stock of any class or series and any stock having the same rank as that class or series of preferred stock are not paid in full, the holders of the preferred stock will share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After the holders of each class or series of preferred stock having the same rank are paid in full, they will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all of our property or business nor a merger or consolidation by us with any other corporation will be considered a dissolution, liquidation or winding up by us of our business or affairs.
Preferred Stock Redemption
Any class or series of preferred stock may be redeemable in whole or in part at our option. In addition, any class or series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund. The redemption provisions that may apply to a class or series of preferred stock, including the redemption dates and the redemption prices for that class or series, will be set forth in the related articles supplementary and prospectus supplement.
If a class or series of preferred stock is subject to mandatory redemption, the related articles supplementary and prospectus supplement will specify the year we can begin to redeem shares of the preferred stock, the number of shares of the preferred stock we can redeem each year and the redemption price per share. We may pay the redemption price in cash, stock or other securities of our company or of third parties, as specified in the related articles supplementary and prospectus supplement. If the redemption price is to be paid only from the proceeds of the sale of our capital stock, the terms of the class or series of preferred stock may also provide that if no capital stock is sold or if the amount of cash received is insufficient to pay in full the redemption price then due, the class or series of preferred stock will automatically be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the related prospectus supplement.
If fewer than all the outstanding shares of any class or series of preferred stock are to be redeemed, whether by mandatory or optional redemption, the board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata by any other method determined to be equitable. From and after the redemption date, dividends will cease to accrue on the shares of preferred stock called for redemption and all rights of the holders of those shares other than the right to receive the redemption price will cease.
Preferred Stock Conversion Rights
The related articles supplementary and prospectus supplement will state any conversion rights under which shares of preferred stock are convertible into shares of common stock or another class or series of preferred stock or other property. As described under “Preferred Stock Redemption” above, under some circumstances preferred stock may be mandatorily converted into common stock or another class or series of preferred stock.
Preferred Stock Voting Rights
The related articles supplementary and prospectus supplement will state any voting rights of that class or series of preferred stock. Unless otherwise indicated in the related articles supplementary and prospectus supplement, if we issue full shares of any class or series of preferred stock, each share will be entitled to one vote on matters on which holders of that class or series of preferred stock are entitled to vote. Because each full share of any class or series of preferred stock will be entitled to one vote, unless otherwise provided in the related articles supplementary, the voting power of that class or series will depend on the number of shares in that class or series, and not on the aggregate liquidation preference or initial offering price of the shares of that class or series of preferred stock.

Permanent Global Preferred Securities
A class or series of preferred stock may be issued in whole or in part in the form of one or more global securities that will be deposited with a depositary or its nominee identified in the related prospectus supplement. For most classes and series of preferred stock, the depositary will be The Depository Trust Company. A global security may not be transferred except as a whole to the depositary, a nominee of the depositary or their successors unless it is exchanged in whole or in part for preferred stock in individually certificated form. Any additional terms of the depositary arrangement with respect to any class or series of preferred stock and the rights of and limitations on owners of beneficial interests in a global security representing class or a series of preferred stock may be described in the related prospectus supplement.
Power To Reclassify Unissued Shares Of Common And Preferred Stock
Our charter authorizes our board of directors to classify and reclassify any unissued shares of our common stock or preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority over our common stock with respect to voting rights, dividends or upon liquidation. Prior to issuance of shares of each class or series, our board of directors is required by the MGCL and by our charter to set, subject to our charter restrictions on transfer and ownership of stock and to the terms of any outstanding class or series of stock, including our preferred stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Subject to the rights of holders of any other class or series of our stock, including our preferred stock, our board of directors may take these actions without stockholder approval unless stockholder approval is required by applicable law or the rules of any stock exchange or automatic quotation system on which our securities are listed or traded. Therefore, our board of directors could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.
Power to Increase or Decrease Authorized Shares of Stock and Issue Additional Shares of Common Stock and Preferred Stock
We believe that the power of our board of directors to amend our charter to increase or decrease the number of authorized shares of stock, to authorize us to issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of common stock or preferred stock and thereafter to authorize us to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. These actions can be taken without common stockholder approval, unless such approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of common stock or otherwise be in their best interest.
Dividend Reinvestment Plan
We may implement a dividend reinvestment plan whereby stockholders may automatically reinvest their dividends in our common stock. Details about any such plan would be sent to our stockholders following adoption thereof by our board of directors.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock and preferred stock is Equiniti Trust Company.
Restrictions on Transfer and Ownership
In order for us to qualify as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).
Our charter contains restrictions on the ownership and transfer of our stock that are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provide that subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 5.0% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of our common stock or 5.0% by value of our aggregate outstanding shares of stock of all classes or series. We refer to this restriction as the “general ownership limit.”
The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 5.0% of our outstanding shares of common stock or stock of all classes or series (or the acquisition of an interest in an entity that owns, actually or constructively, less than 5.0% of our outstanding shares of common stock or stock of all classes or series) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of these limits on our outstanding stock and thereby subject the stock to the applicable ownership limit.
Shares of our stock that would otherwise be directly or indirectly acquired or held by a person in violation of the restrictions on ownership and transfer are, in general, automatically transferred to a trust for the benefit of a charitable beneficiary, as described below, and the purported owner will acquire no rights in such shares. Our board of directors may, in its sole discretion, waive the ownership limit with respect to a particular stockholder if it determines that any exemption from the ownership limit will not jeopardize our status as a REIT under the Code. The stockholder must also agree that any violation of certain required representations and undertakings provided with respect to the exemption or other action contrary to the ownership and transfer restrictions will result in the automatic transfer of the shares causing the violation to a trust. As a condition of our waiver, our board of directors may require an opinion of counsel or a ruling from the Internal Revenue Service that is satisfactory to our board of directors, and/or representations or undertakings from the applicant with respect to preserving our REIT status, and our board of directors may impose such other conditions or restrictions as it deems appropriate. Additionally, the waiver of the ownership limit may not allow five or fewer stockholders to beneficially own more than 50% in value of our outstanding capital stock.
We have granted Arbor Commercial Mortgage, LLC and Mr. Ivan Kaufman an exemption from the general ownership limit which permits them to collectively own up to 24% of our outstanding shares of common stock. We have also granted an exemption from the general ownership limit to each of C. Michael Kojaian (a former director), Leon G. Cooperman, Fidelity Real Estate Income Fund and BlackRock Inc. to own up to 8.3%, 7.0%, 9.0% and 14.0%, respectively, of our outstanding shares of common stock.
Our charter provisions further prohibit:
•any person from beneficially or constructively owning shares of our stock that would result in us being closely held under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT; and
•any person from transferring shares of our stock after January 29, 2004 if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code).
Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our common stock that will or may violate any of the foregoing restrictions on transfer and ownership will be required to give notice immediately to us or, in the case of a proposed or attempted transaction, must give at least 15 days’ prior written notice to us, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transfer and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.
Pursuant to our charter, if any purported transfer of our stock or any other event would otherwise result in any person violating the ownership limits or other restrictions on transfer and ownership directors, then that number of shares in excess of the applicable ownership limit (rounded to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or as otherwise permitted by our board of directors, then our charter provides that the transfer of the excess shares will be void.
Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the purported transferee for the shares (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (2) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the trustee has sold the shares of our common stock held in the trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such common stock will be paid to the charitable beneficiary.
If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the restrictions on transfer and ownership. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (1) the price paid by the purported transferee or owner for the shares (or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in trust (e.g., in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the trust), and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. Any net sales proceeds in excess of the amount payable to the purported record transferee will be paid to the charitable beneficiary. The purported transferee has no rights in the shares held by the trustee.
The trustee will be designated by us and shall be unaffiliated with us and with any purported transferee. Prior to the sale of any excess shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the excess shares, and may also exercise all voting rights with respect to the excess shares.
Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion, to:
•rescind as void any vote cast by a purported transferee prior to our discovery that the shares have been transferred to the trust; and
•recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.
However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.
Every owner of more than five percent (or such lower percentage as may be required by the Code or regulations promulgated thereunder) of the shares of our stock, within 30 days after the end of each taxable year, is required to give us written notice, stating the owner’s name and address, the number of shares of stock beneficially owned and a description of the manner in which such shares are held. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner will, on request, be required to disclose to us in writing such information as we may request in order to determine the effect, if any, of such stockholder’s ownership of shares of our stock on our status as a REIT and to ensure compliance with the ownership limits or to comply with the requirements of any taxing or governmental authority or to determine such compliance.
All certificates representing shares of our stock bear a legend referring to the restrictions described above.
These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.